UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2021 (April 29, 2021)

ITEOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39401	84-3365066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

iTeos Therapeutics, Inc.

139 Main Street

Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

(339) 217-0161

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ITOS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2021, the Board of Directors (the “Board”) of iTeos Therapeutics, Inc. (the “Company”) , upon the recommendation of its Nominating and Corporate Governance Committee, appointed each of Tony Ho, M.D. and Robert Iannone, M.D., M.S.C.E. to fill the newly created vacancies on the Board resulting from an increase in the size of the Board from eight (8) directors to ten (10) directors. Dr. Ho will serve as a Class II director with a term expiring at the Company’s 2022 annual meeting of stockholders, at which time he will stand for election by the Company’s stockholders, or until his earlier death, resignation or removal. Dr. Iannone will serve as a Class III director with a term expiring at the Company’s 2023 annual meeting of stockholders, at which time he will stand for election by the Company’s stockholders, or until his earlier death, resignation or removal. The Board determined that each of Drs. Ho and Iannone are independent under the listing standards of Nasdaq. Further, effective immediately, the Board appointed (i) Dr. Ho to the science and technology and nominating and corporate governance committees of the Board and (ii) Dr. Iannone to the science and technology and compensation committees of the Board.

Dr. Ho, M.D. has nearly 20-years of comprehensive R&D experience in the biotechnology and pharmaceutical industry. He currently serves as Executive Vice President, Research and Development at CRISPR Therapeutics, where he leads R&D efforts across all product phases, including discovery, early and late-stage clinical development and regulation. Prior to joining CRIPSR, Dr. Ho held several roles of increasing seniority at AstraZeneca, most recently serving as the Senior Vice President and Head of Oncology Integration and Innovation. At AstraZeneca, he led the development and commercialization of two key drugs: LYNPARZA, a PARP inhibitor for ovarian cancer, and IMFINZI, a PD-L1 inhibitor and AstraZeneca’s first immuno-oncology drug for bladder cancer. Before that, Dr. Ho was the Neurology and Ophthalmology Clinical Section Head at Merck Research Laboratories, Merck & Co., and led multiple development programs, including the approval of Maxalt for pediatric migraine and Zioptan for glaucoma. Previously, he was the Co-Founder and Chief Scientific Officer of Neuronyx, a regenerative medicine company. Dr. Ho also currently serves on the Board of Directors of Engrail Therapeutics and is an adjunct Associate Professor at both the University of Pennsylvania and Johns Hopkins University. He earned his M.D. from the Johns Hopkins University School of Medicine and his B.S. in Electrical Engineering at the University of California, Los Angeles.

As a non-employee director, Dr. Ho will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy. There are no arrangements or understandings between Dr. Ho and any other person pursuant to which Dr. Ho was selected as a director, and there are no transactions between Dr. Ho and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Dr. Ho in connection with his appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

Dr. Iannone, M.D., M.S.C.E., brings more than 16 years of experience in clinical drug development. He currently serves as Executive Vice President, Research and Development & Chief Medical Officer at Jazz Pharmaceuticals, where he oversees product development, clinical operations and regulatory affairs. Before that, Dr. Iannone was the Head of Research and Development and Chief Medical Officer of Immunomedics and held roles of increasing at AstraZeneca, where he most recently served as the Senior Vice President and Head of Immuno-oncology, Global Medicines Development and the Global Products Vice President. Previously, Dr. Iannone spent several years in management at Merck, culminating in his role as Executive Director and Section Head of Oncology Clinical Development. Earlier, he worked as an Assistant Professor of Pediatrics at the University of Pennsylvania School of Medicine. He earned his M.D. from Yale University and his B.S. from The Catholic University of America, and completed his pediatric residency, chief residency and pediatric hematology-oncology fellowship at the Johns Hopkins Hospital. Dr. Iannone also currently serves on the board of directors of Jounce Therapeutics.

As a non-employee director, Dr. Iannone will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy. There are no arrangements or understandings between Dr. Iannone and any other person pursuant to which Dr. Iannone was selected as a director, and there are no transactions between Dr. Iannone and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Dr. Iannone in connection with his appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

A copy of the press release issued by the Company announcing the foregoing activities is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 5.02 shall be deemed furnished, and not filed:

99.1	Press release dated May 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEOS THERAPEUTICS, INC.

Date: May 3, 2021	By:	/s/ Michel Detheux
Michel Detheux
President and Chief Executive Officer